EXHIBIT 99.1

Corbus Pharmaceuticals Reports 2015 Financial Results and Provides 2016 Business Update

- 2015 Marked by Significant Momentum on the Operational, Clinical and Regulatory Fronts and Builds Solid Foundation for an Important Year Ahead -

- Top-line Data Expected in Three Phase 2 Studies Starting at the End of 2016 -

- Phase 2 Clinical Study for Treatment of Systemic Lupus Erythematosus Expected to Launch 1Q 2017 -

Norwood, MA (March 29, 2016) – Corbus Pharmaceuticals Holdings, Inc. (NASDAQ: CRBP) (“Corbus” or the “Company”), a clinical stage drug development company targeting rare, chronic, serious inflammatory and fibrotic diseases, announced today its financial results for the year ended December 31, 2015.

The Company also provided a corporate update and reviewed the anticipated 2016 milestones related to the progress of its clinical programs for Resunab, a novel synthetic oral endocannabinoid-mimetic drug that is designed to resolve chronic inflammation and halt fibrosis. Resunab is currently being evaluated in three separate Phase 2 clinical studies in cystic fibrosis (“CF”), diffuse cutaneous systemic sclerosis (“systemic sclerosis”), skin-predominant dermatomyositis and plans to initiate a clinical study in systemic lupus erythematosus (“SLE”).

Corporate Highlights

•	Received U.S. FDA Orphan Drug Designation with Fast Track development status for Resunab for the treatment CF and systemic sclerosis;
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Commenced enrollment and dosing in the international, multi-center, Phase 2 clinical study with Resunab in CF supported by a $5 million development award from Cystic Fibrosis Foundation Therapeutics, Inc.;

•	Commenced enrollment and dosing in a U.S, multi-center, double-blinded, randomized, placebo-control Phase 2 clinical study with Resunab in systemic sclerosis;
•	Commenced enrollment and dosing in the Phase 2 clinical study with Resunab for the treatment of dermatomyositis supported by a grant from the National Institutes of Health (“NIH”);

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•

Announced the expansion of Resunab’ s clinical development with a planned Phase 2 clinical study for the treatment of SLE, a clinical program selected for funding by the NIH Autoimmunity Centers of Excellence program;

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Presented pre-clinical data demonstrating that Resunab provided a benefit in treating lung inflammation and infection in a CF pre-clinical murine model from the ongoing collaboration with Case Western Reserve University; and

•	Successfully raised $11.3 million in total gross proceeds from 100% exercise of callable warrants.

“Our strategy is focused on the development of novel drugs that engage the immune system to treat rare and uncommon life-threatening diseases that have clear unmet medical needs,” stated Yuval Cohen, Ph.D., Chief Executive Officer of the Company. “I am proud to report that in 2015 we achieved all of our milestones and successfully progressed Resunab through significant regulatory and clinical milestones.”

Expected 2016 Milestones

•	Complete patient enrollment in the Phase 2 clinical study for CF both in U.S and Europe;
•	Complete patient enrollment in the U.S. Phase 2 clinical study for systemic sclerosis;
•	Obtain Orphan Drug Designation in Europe for the treatment of both CF and systemic sclerosis;
•	Continue to advance our Phase 2 clinical study in dermatomyositis, which is expected to be completed during the first quarter of 2017;
•	Complete preparation for the launch of the Phase 2 clinical study in adults with SLE, which is expected to launch in the first quarter of 2017;
•	Conduct additional mechanism of action studies with Resunab in relevant pre-clinical models;
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Participate in key scientific conferences throughout 2016 including the European Cystic Fibrosis Conference, the North American Cystic Fibrosis Conference and the American College of Rheumatology Annual Meeting; and

•	Report topline safety and efficacy data of Phase 2 clinical studies for CF and systemic sclerosis at the end of 2016.

“Over the course of 2016 we will continue to execute on our clinical programs for Resunab in four inflammatory indications with significant unmet need,” stated Dr. Cohen. “Our focus moving forward will be on delivering the anticipated top-line results from the Phase 2 clinical studies in CF and systemic sclerosis at the end of 2016 followed shortly thereafter by our top-line data for dermatomyositis.”

Summary of Financial Results for 2015

For the year ended December 31, 2015, the Company reported a net loss of approximately $8,851,000 or $0.28 per diluted share, compared to a net loss of approximately $2,540,000 or $0.13 per diluted share for the year ended December 31, 2014. The increase in the net loss for the year ended December 31, 2015 is attributable to expenses related to our clinical studies for systemic sclerosis and CF, increased staffing and costs associated with being a public company.

The Company's cash balance increased by approximately $6.1 million during fiscal 2015 and the Company ended the year with approximately $12.3 million of cash and cash equivalents. For the year ended December 31, 2015, the Company received proceeds of approximately $11.3 million from the exercise of warrants. During 2015, the Company received two milestone payments totaling $2.5 million from the Cystic Fibrosis Foundation Therapeutics, Inc. under the terms of its development award. An additional $2.5 million in milestone payments remain available under the development award upon the Company’s achievement of certain milestones. Based on management's current projections, the Company has sufficient financial resources to fund operations into the fourth quarter of 2016.

About Resunab

Resunab is a novel synthetic oral endocannabinoid-mimetic drug that preferentially binds to the CB2 receptor expressed on activated immune cells and fibroblasts. CB2 activation triggers endogenous pathways that resolve inflammation and halt fibrosis. Pre-clinical and Phase 1 studies have shown Resunab to have a favorable safety, tolerability and pharmacokinetic profile. It has also demonstrated promising potency in pre-clinical models of inflammation and fibrosis. Resunab is designed to trigger the production of "Specialized Pro-resolving Lipid Mediators" that activate an endogenous cascade responsible for the resolution of inflammation and fibrosis, while reducing production of pro-inflammatory eicosanoids and cytokines. Resunab has direct effects on fibroblasts to halt tissue scarring. In effect, Resunab triggers endogenous pathways to turn "off" chronic inflammation and fibrotic processes, without causing immunosuppression.

About Corbus

Corbus Pharmaceuticals Holdings, Inc. is a clinical stage pharmaceutical company focused on the development and commercialization of novel therapeutics to treat rare, chronic and serious inflammatory and fibrotic diseases. Our lead product candidate, Resunab, is a novel synthetic oral endocannabinoid-mimetic drug designed to resolve chronic inflammation, bacterial infections, and fibrotic processes. Resunab is currently in Phase 2 clinical studies for the treatment of cystic fibrosis, diffuse cutaneous systemic sclerosis, skin-predominant dermatomyositis and systemic lupus erythematosus.

For more information, please visit www.CorbusPharma.com and connect with the Company on Twitter, LinkedIn, Google+ and Facebook.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and Private Securities Litigation Reform Act, as amended, including those relating to the Company's product development, clinical and regulatory timelines, market opportunity, competitive position, possible or assumed future results of operations, business strategies, potential growth opportunities and other statement that are predictive in nature. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which we operate and management's current beliefs and assumptions. These statements may be identified by the use of forward-looking expressions, including, but not limited to, “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” “predict,” “project,” “should,” “would” and similar expressions and the negatives of those terms. These statements relate to future events or our financial performance and involve known and unknown risks, uncertainties, and other factors which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include those set forth in the Company's filings with the Securities and Exchange Commission. Prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Corbus Pharmaceuticals Holdings, Inc.

Consolidated Statements of Operations

	For the Years Ended December 31,
	2015	2014
Collaboration revenue	$648,382	$—
Operating expenses:
Research and development	5,888,659	1,255,535
General and administrative	3,613,416	1,391,638
Total operating expenses	9,502,075	2,647,173
Operating loss	(8,853,693)	(2,647,173)
Other income (expense):
Interest expense	(2,440)	(24,021)
Interest income	3,417	2,115
Forgiveness of interest on note payable	—	7,466
Gain on the settlement of debt	—	145,006
Change in fair value of warrant liability	—	(28,448)
Foreign currency exchange gain	1,977	4,570
Other income, net	2,954	106,688
Net loss	$(8,850,739)	$(2,540,485)
Net loss per share, basic and diluted	$(0.28)	$(0.13)
Weighted average number of common shares outstanding, basic and diluted	31,350,145	20,159,861

Corbus Pharmaceuticals Holdings, Inc.

Consolidated Balance Sheets

	December 31,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$12,338,275	$6,262,445
Prepaid expenses	376,515	270,556
Total current assets	12,714,790	6,533,001
Restricted cash	36,375	13,728
Property and equipment, net	124,138	54,044
Total assets	$12,875,303	$6,600,773
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable	$162,019	$144,389
Accounts payable	1,314,377	344,160
Accrued expenses	562,279	249,491
Deferred revenue, current	1,591,358	—
Total current liabilities	3,630,033	738,040
Deferred revenue, noncurrent	260,260	—
Total liabilities	3,890,293	738,040
Commitments and Contingencies
Stockholders’ equity
Preferred Stock $0.0001 par value:10,000,000 shares authorized, no shares issued and outstanding at December 31, 2015 and December 31, 2014	—	—
Common stock, $0.0001 par value; 150,000,000 shares authorized, 37,605,134 and 25,938,332 shares issued and outstanding at December 31, 2015 and December 31, 2014	3,761	2,594
Additional paid-in capital	22,259,063	10,287,214
Accumulated deficit	(13,277,814)	(4,427,075)
Total stockholders’ equity	8,985,010	5,862,733
Total liabilities and stockholders’ equity	$12,875,303	$6,600,773

Investor Contact

Jenene Thomas

Jenene Thomas Communications, LLC

Phone: +1 (908) 938-1475

Email: jenene@jenenethomascommunications.com

Media Contact

David Schull

Russo Partners, LLC

Phone: +1 (858) 717-2310

Email: david.schull@russopartnersllc.com

Source: Corbus Pharmaceuticals Holdings, Inc.